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                                                                     EXHIBIT 8.1



                                February 4, 2000



MGC Communications, Inc.
171 Sully's Trail, Suite 202
Pittsford, NY 14534

Ladies and Gentlemen:


We have acted as counsel for MGC Communications, Inc., a Nevada corporation (the "Company"), in connection with the offer by the Company to issue up to 3,450,000 shares of Series D Convertible Preferred Stock to be sold under Registration Statement No. 333-91353 (the "Registration Statement") and up to an additional 690,000 shares of Series D Convertible Preferred Stock that may be issued in a Rule 462(b) registration statement (all of which shares are collectively referred to as the "Preferred Stock"). This letter will confirm that we have advised the Company with respect to certain United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock, as described in the discussion set forth under the caption "Federal Tax Considerations" in the Prospectus included in the Registration Statement declared effective on this date by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.


We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as presently amended (the "Code"), existing Treasury regulations thereunder (the "Regulations"), published rulings and practices of the Internal Revenue Service (the "Service") and court decisions. It should be noted that the federal income tax consequences discussed in this letter might be modified by legislative, judicial or administrative action at any time, and such action might be applied retroactively or otherwise in a manner that might alter such tax consequences.

Based on the assumptions and subject to the qualifications and limitations set forth therein, (i) we adopt the discussion set forth under the caption "Federal Tax Considerations" in the Registration Statement as our opinion with respect to the material United States federal income tax considerations of the purchase, ownership and disposition of the Preferred Stock, and (ii) in our opinion, such discussion accurately describes the material United States federal income tax considerations of the purchase, ownership and disposition of the Preferred Stock. Such discussion is limited to the material United States federal income tax consequences discussed therein, and it does not purport to discuss all possible federal income tax consequences or any state, local or foreign tax consequences of the purchase, ownership and disposition of the Preferred Stock. Except as stated above, we express no opinion with respect to any other matter, other than those matters discussed in our opinion to the Company filed as
Exhibit 5.1 to the Registration Statement.

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MGC Communications, Inc.
February 4, 2000
Page 2



We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement, and to the reference to us and this opinion letter in the Registration Statement and to the incorporation of this opinion in the Rule 462(b) registration statement. By giving such consent, we do not thereby admit that we are "experts" with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.


                    Very truly yours,

                    ELLIS, FUNK, GOLDBERG, LABOVITZ
                    & DOKSON, P.C.


                    By: /s/ Robert B. Goldberg
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                       Robert B. Goldberg